Exhibit 99.1

              Equinix to Purchase Its Flagship Silicon Valley IBX

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Feb. 7, 2007--Equinix, Inc. (NASDAQ:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced an agreement to acquire its flagship Silicon Valley property for $65.0 million.

    The Company intends to finance the majority of the cost of the acquisition, following an initial $6.5 million deposit. Although the closing date is yet to be determined, it will occur no later than November 2007. Equinix's flagship Internet Business Exchange(TM) (IBX(R)) center in San Jose is one of four IBXs currently occupied by the Company in the Silicon Valley area.

    "Like the purchase of our Washington DC area campus in 2005, we have acquired our Silicon Valley IBX, a strategic interconnection hub on the West Coast. The acquisition will enable us to gain long-term control of this strategic IBX center," said Peter Van Camp, chairman and CEO, Equinix. "Furthermore, this deal may provide us with greater options in potentially expanding our IBX footprint in this important market to meet the growing demand for our colocation and network interconnectivity services."

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the Company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402
             (Equinix Investor Relations Contact)
             jstarr@equinix.com
             or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506
             (Equinix Media Contact)
             dave@kfcomm.com